UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2008

Scores Holding Company, Inc.
(Exact name of registrant as specified in its charter)

Utah	000-16665	87-0426358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

533-535 West 27th St., New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

(212) 868-4900
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 18, 2008, Go West Entertainment, Inc. (“Go West”) filed a voluntary petition for bankruptcy with the U.S. Bankruptcy Court, Southern District of New York, under Chapter 11 of the U.S. Bankruptcy Code. This filing followed a decision on April 15, 2008 by the New York State Appellate Division, First Department (the “Appellate Court”), to deny a further stay of the March 2008 revocation by the New York State Liquor Authority (the “NYSLA”) of the liquor license of Scores West, a New York City club owned by Go West. Go West has filed with the Appellate Court for a reconsideration of its decision. Regardless of the outcome of the Appellate Court's reconsideration, Go West will continue to appeal the NYSLA's revocation of the Go West liquor license. Scores West sublicenses our Scores trade name.

If Scores West closes its business as a result of losing its liquor license and its bankruptcy proceedings, we would no longer be entitled to receive royalty revenues from that club, which in 2006, amounted to 31% of our royalty income. Also, if Scores West were to close, its ability to make payments under an outstanding note issued to us by Scores West would be impaired. The note is currently in default. For 2007, we did not record any royalty income from the Scores West sublicense as that club’s ability to make payments on the amounts owed was impaired due to increased legal costs incurred during investigations by the City of New York and the NYSLA, together with revenue shortfalls. For more information regarding these matters, see our Annual Report for the fiscal year ended December 31, 2007 on Form 10-KSB, on file with the SEC (File No. 000-16665).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scores Holdings Company, Inc.

Dated: April 24, 2008	By: /s/ Curtis Smith
Name: Curtis Smith
Title: Chief Financial Officer